Exhibit 10.2

WHOLESALE POWER CONTRACT FOR THE WESTERN INTERCONNECTION

BY AND BETWEEN

BASIN ELECTRIC POWER COOPERATIVE

AND

TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

TS‑15‑0158

THIS AGREEMENT, made as of this 27th day of September, 2017, which will become effective on October 1, 2017 (“Effective Date”), between Basin Electric Power Cooperative (“Seller”), a cooperative corporation organized and existing under the laws of the State of North Dakota, whose principal place of business is located at 1717 East Interstate Avenue, Bismarck, North Dakota 58503, and Tri-State Generation and Transmission Association, Inc., (“Tri-State”), a cooperative corporation organized and existing under the laws of the State of Colorado, whose principal place of business is located at 1100 West 116th Avenue, Westminster, Colorado 80234, (Seller and Tri-State may be individually referred to herein as a “Party” or collectively as the “Parties”).

W I T N E S S E T H:

WHEREAS, Seller and Tri-State have heretofore entered into an Amended and Substituted Wholesale Power Contract dated January 16, 1975, TS‑75‑0008, as amended (hereinafter collectively called the “Former WPC”);

WHEREAS, the Parties hereto desire to amend and restate said Former WPC on the terms and conditions set forth herein, and to simplify and clarify the Former WPC including separating the Former WPC into two separate wholesale power agreements: this Agreement for the Western Interconnection and one for the Eastern Interconnection (the “Eastern Interconnection Wholesale Power Contract”); and

WHEREAS, Tri-State acknowledges that Seller and potential lenders are relying on this Agreement with Tri-State, and similar agreements with other members of the Seller to purchase electric power and energy for their present and future load requirements as security for the financing of Seller’s facilities.

NOW THEREFORE, in consideration of the mutual undertakings herein contained, the Parties hereto agree as follows:

1. Amount of Sale and Delivery Points. Seller shall sell and deliver to Tri-State and Tri-State shall purchase and receive from Seller the daily and hourly fixed scheduled quantities of electric power and energy at the Contract Rate of Delivery (“CROD”) for the given months of the year at the Points of Delivery in the Western Interconnection as set forth in Exhibits A and B attached herein and made part of this Agreement.

A.

The Parties may mutually agree to change the Points of Delivery for either Exhibit A or Exhibit B deliveries. With respect to Exhibit B deliveries, the sum of Seller’s deliveries to the Ault 230 kV and Story 230 kV busses for a given hour shall be equal to the amount shown in Exhibit B for that hour.

2. Electric Characteristics.

A.	Firm electric power and energy to be furnished hereunder shall be alternating current, three-phase, sixty (60) cycle.

B.	Contingency reserves, including operating, spinning and frequency responsive, shall be included with this purchase of electric power and energy.

C.

Scheduling practices shall comply with the policies of the applicable regional reliability organization(s), balancing area authority, and transmission provider’s open access transmission tariff(s), having such jurisdiction.

3. Transmission Service.

A.

Seller shall bear the sole responsibility to obtain and pay all costs of transmission of electric power and energy from Seller’s generation and purchased power resources to the Points of Delivery specified in Exhibit A and Exhibit B. This shall include, but not be limited to, losses and ancillary service charges.

B.	Tri-State shall have the sole responsibility to obtain and pay all costs of transmission service beyond the Points of Delivery.

4. Rate.

A.

Tri-State shall pay Seller for all electric power and energy furnished hereunder at the Seller’s Class A Member rate for members with Fixed Contract Rate of Delivery as set forth in Rate Schedule A, as the same may be modified from time to time by Seller’s Board of Directors, and on the same terms and conditions set forth in this Agreement.

B.

As stated in Seller’s Board Policy 10 (R04.08-15-17) adopted at the August 2017 Board meeting, “Rate Development Policy for Different Wholesale Power Contract Terms”, Seller’s Class A Member rate components shall be developed under this Agreement based on recovering depreciation expense on those Applicable Generation Assets over the term of the 2050 Contracts as such terms are defined pursuant to Board Policy 10 (R04.08-15-17).  In addition, should Tri-State and Seller wish to extend the term of this Agreement, depreciation expense for purposes of setting the Tri-State rate will be calculated as set forth in Board Policy 10 (R04.08-15-17).  Any changes to said Board Policy 10 (R04.08-15-17) affecting the Class A Member rate paid by Tri-State pursuant to this Agreement shall not apply to the rates charged under this Agreement unless expressly agreed to in writing by Tri-State.

C.

Seller’s Board of Directors, at such intervals as it shall deem appropriate but in any event not less frequently than once in each calendar year, shall review the rate for electric power and energy furnished hereunder and under similar contracts with Seller’s other members and, if necessary, shall revise such rate so that it shall produce revenues which shall be sufficient, but only sufficient, with the revenues of Seller from all other sources, to meet the cost of the operation and maintenance (including, without limitation, replacement, insurance, taxes and administrative and general overhead expenses) of the generating plants, the transmission system and related facilities of Seller, the cost of any power and energy purchased for resale hereunder by Seller, the cost of transmission service, the cost of lease payments, interest expense and depreciation expense or principal repayments of Seller, and to provide for the establishment and maintenance of reasonable reserves. Seller shall cause a notice in writing to be given to Tri-State and other members of Seller which shall set out the proposed revisions of rate with the effective date thereof, which shall not be less than thirty (30) days after the date of the notice, and shall set forth the basis upon which the rate is proposed to be adjusted and established. Subject to Section 4(B), Tri-State agrees that the rate from time to time established by Seller’s Board of Directors shall be deemed to be substituted for the rate herein provided and agrees to pay for electric power and energy furnished by Seller to it hereunder after the effective date of any such revision at such revised rates.

5. Bill Calculation and Payment of Bills.

A.

Notwithstanding anything to the contrary within the Seller’s Rate Schedule A, the monthly demand charge shall be the demand rate multiplied by the billing demand.  The billing demand shall be the maximum hourly delivery shown in each Exhibit A and Exhibit B individually for the given month.  The monthly energy charge will be similarly determined by the energy amounts in each Exhibit A and Exhibit B individually summated for the days in the given month as delivered and received, multiplied by the energy rate; and any damages pursuant to Section 7(C) or (D).  Billed demand and energy shall be based on Mountain Standard Time.

B.

Bills for the electric power and energy furnished hereunder shall be rendered to Tri-State pursuant to the Operating Procedures authorized in Section 10.  Tri-State shall pay for electric power and energy furnished hereunder by immediately available funds, to the Seller’s account, as directed, monthly within fifteen (15) days after the bill is delivered to Tri-State at the address specified by Tri-State in the Operating Procedures.  Payments not received by the Seller from Tri-State within twenty (20) calendar days following the delivery of the bill to Tri-State will be assessed an interest charge in accordance with the terms of the Seller’s policy on late payment of power bills as described within Seller’s Class A Member Rate Schedule A.  If there is a dispute between Seller and Tri-State over the amount due under any power bill, Tri-State shall nevertheless pay the full amount billed by Seller and then proceed to resolve the dispute in any manner available to it under this Agreement or law.  In the event the Seller shall be found to have charged in excess of that properly chargeable hereunder, the Seller shall refund such amount, together with interest, at a rate equal to the interest rate charged by Seller on late payment of power bills.  If Tri-State shall fail to pay any such bill within fifteen (15) days after the bill is delivered, the Seller may discontinue delivery of electric power and energy hereunder upon fifteen (15) days written notice to Tri-State of its intention to do so.

6. Patronage. Patronage from Seller shall be based upon all revenue received from Tri-State pursuant to this Agreement and the Eastern Interconnection Wholesale Power Contract.

7. Continuity of Service.

A.

Seller shall use reasonable diligence to provide a constant and uninterrupted supply of electric power and energy hereunder. Subject to the foregoing, if the supply of electric power and energy shall fail or be interrupted, or become defective through an act of God or of the public enemy, or caused by accident, catastrophic failure in the transmission system, labor troubles, or any other cause beyond the control of the Seller, the Seller shall not be liable therefore or for damages caused thereby.

B.

Tri-State shall use reasonable diligence to provide constant and uninterrupted receipt of the supply of electric power and energy hereunder. Subject to the foregoing, if the receipt of electric power and energy shall fail or be interrupted, or become defective through an act of God or of the public enemy, or caused by accident, catastrophic failure in the transmission system, labor troubles, or any other cause beyond the control of Tri-State, Tri-State shall not be liable therefore or for damages caused thereby.

C.

Liquidated damages for Curtailments by Seller.  If Seller curtails energy deliveries to Tri-State, and such curtailment is not excused for reasons stated in Section 7(A), Seller shall be liable to Tri-State for the difference between (if positive) (replacement energy price – contract energy price) (a) the price at which Tri-State, acting in a commercially reasonable manner, effects a purchase of substitute energy, or absent such purchase, the market price for such quantity of energy, as determined by Tri-State in a commercially reasonable manner, at the applicable Point(s) of Delivery and (b) the price of energy set forth in Seller’s Class A Member Rate Schedule A for members with Fixed Contract Rate of Delivery, multiplied by the quantity of energy curtailed.

D.

Liquidated damages for Curtailments by Tri-State.  If Tri-State curtails the receipt of energy deliveries from Seller, and such curtailment is not excused for reasons stated in Section 7(B), Tri-State shall be liable to Seller for the difference between (if positive) (contract energy price – resale energy price) (a) the price of energy set forth in Seller’s Class A Member Rate Schedule A for members with Fixed Contract Rate of Delivery and (b) the price at which Seller, acting in a commercially reasonable manner, effects a resale of the energy not received by Tri-State or, absent such resale, the market price of such energy, as determined by Seller in a commercially reasonable manner at the applicable Point(s) of Delivery, multiplied by the quantity of energy curtailed.

8. Transfer by Tri-State. Tri-State shall not without the approval in writing of Seller, which approval shall not be unreasonably withheld, delayed, or conditioned, take or suffer to be taken any steps for reorganization or to consolidate with or merge into any organization. Notwithstanding the foregoing, Tri-State may take or suffer to be taken any steps for reorganization or to consolidate with or merge into any corporation, so long as Tri-State shall pay such pro rata portion of the outstanding indebtedness, as well as other obligations and commitments of Seller at the time existing, as shall be determined by Seller and shall otherwise comply with such reasonable terms and conditions as Seller shall require.  Notwithstanding the foregoing, no such approval shall be required to take the actions contemplated herein so long as the purchaser or surviving organization is a member of Seller and has validly authorized, executed and delivered a contract for electric service substantially in the form of this Agreement.

9. Specific Performance. Seller and Tri-State agree that the failure or threatened failure of Tri-State to comply with the terms of Section 8 will cause irreparable injury to Seller which cannot properly or adequately be compensated by the mere payment of damages. Tri-State agrees, therefore, that in the event of a breach or threatened breach by Tri-State of Section 8, that Seller, in addition to any other remedies that may be available to it judicially, shall have the right to obtain from any competent court a decree enjoining such breach or threatened breach of Section 8 and providing for the terms of said Section to be specifically enforced.

10. Operating Representatives. The Parties hereby establish an operating committee consisting of one representative from each Party authorized to act on its behalf (“Operating Representative”) to secure effective coordination and to deal on a prompt and orderly basis with the various operating and technical issues which arise in conjunction with the obligations of the Parties hereunder, including the development of operating procedures or practices.

The establishment of any procedure or practice and any other action or determination by the Operating Representatives shall be effective when signed by the Operating Representative of each of the Parties. The Operating Representatives of the Parties shall have no authority to modify any provision of this Agreement.

The Operating Representatives of the Parties are as follows:

Seller:Ms. Becky Kern, Director of Utility Planning

1717 E. Interstate Avenue

Bismarck, ND  58503

Office:

Email:

Tri-State:Attn:  Dan Walter, Senior Manager Energy Markets

1100 W. 116th Avenue

Westminster, CO 80234

Office:

Email:

The designation of the Operating Representative or their address may be changed at any time by providing such notice to the other Party.

11. Assignments. Except as provided below, neither Party shall assign any of its rights, title or interest or delegate any of its performance under this Agreement, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Either Party shall have the right at any time and from time to time to mortgage, create or provide for a security interest in or convey in trust their respective rights, titles and interests in this Agreement to a lender, mortgagee or trustee under a deed of trust, mortgage or indenture, or to secured parties under a security agreement, as security for its present or future notes, bonds or other obligations or securities, and to any successors or assigns thereof without need for the prior consent of the other Party, and without such lender, mortgagee, trustee or secured party assuming or becoming in any respect obligated to perform any of the obligations of the Party.  Any lender, mortgagee, trustee or secured party under a present or future deed of trust, mortgage, indenture or security agreement of either Party and any successor thereof by action of law or otherwise, and any purchaser, transferee or assignee of any thereof may, without need for the prior consent of the other Party, succeed to and acquire all the rights, titles and interests of such Party in this Agreement, and may foreclose upon said rights, titles and interests of such Party.  Any purported assignment in violation of this section is void. Subject to the foregoing, this Agreement is binding upon and inures to the benefit of the Parties and their permitted successors and assigns.

12. Term. This Agreement is effective and deliveries under this Agreement will begin on the Effective Date. This Agreement shall remain in effect until December 31, 2050. If either Party desires to terminate this Agreement on December 31, 2050, it shall provide written notice of intent to terminate by January 1, 2045. If notice of termination is not received by either Party prior to January 1, 2045, this Agreement shall remain in effect unless terminated by either Party giving to the other Party not less than five (5) years prior written notice of its intention to terminate.  As of the Effective Date, the Former WPC shall be amended and restated in its entirety by this Agreement and the Eastern Interconnection Wholesale Power Contract.

13. Notice. Any notice, consent or other communication required to be made in writing under this Agreement including among other things billings and invoices shall be sent by (i) personal delivery; (ii) certified mail (postage prepaid, return receipt requested); (iii) nationally recognized overnight courier service (charges prepaid and with signature required upon receipt), or (iv) electronic mail, in each case properly addressed to the persons specified below.  Notices, consents and other communications sent in accordance with this Section are deemed delivered on the sent date of the electronic mail, the date of actual delivery or date of delivery refusal.  Any Party may from time to time change its contact information by sending a notice in accordance with this Section.  Notices shall be addressed as follows:

To Seller:

Basin Electric Power Cooperative

Attention: CEO & General Manager

1717 E. Interstate Avenue

Bismarck, ND  58503

With a copy to Seller at the same address above:

Attn: Senior Vice President and General Counsel

Billings and Invoices: Refer to Operating Procedures.

To Tri-State:

Attn: Chief Executive Officer

Tri-State Generation and Transmission Association, Inc.

1100 W. 116th Ave.

Westminster, CO 80234

With a copy to Tri-State at the same address above:

Attn: Senior Vice President and General Counsel

Billings and Invoices:  Refer to Operating Procedures.

14. Variations in Writing. All additions, amendments or variations to this Agreement shall be binding only if in writing and signed by duly authorized representatives of both Parties.

15. Governing Law. The rights and obligations of the Parties under or pursuant to this Agreement shall be governed by and construed according to the laws of the state of Colorado without respect to that state’s conflict of law principles.

16. Entire Agreement. This Agreement constitutes the entire agreement between Seller and Tri-State regarding matters addressed herein and supersedes all prior written and oral communications and understandings in connection therewith.  The Parties acknowledge that certain sales by Seller to Tri-State on the Eastern Interconnection shall be governed by the Eastern Interconnection Wholesale Power Contract.

17. Waiver. The delay or failure of either Party to enforce or insist upon compliance with or strict performance of any of the terms or conditions of this Agreement, or to exercise or take advantage of any of its rights, including any right to terminate this Agreement, shall not constitute a waiver or relinquishment of any such terms, conditions or rights, but the same shall be and remain at all times in full force and effect.

18. Audit. During the term of this Agreement and for a period of three (3) years after expiration of this Agreement, each Party shall have the right, at its sole expense, with reasonable advance written notice and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any billing or invoice statement, charge or computation made pursuant to this Agreement.

19. Severability. In the event any of the terms, covenants or conditions of this Agreement, its Exhibit(s) or the application of any such terms, covenants or conditions shall be held invalid, illegal or unenforceable by any court or administrative body having jurisdiction, all other terms, covenants and conditions of this Agreement and their application not adversely affected thereby shall remain in force and effect; provided, however, that Seller and Tri-State shall negotiate in good faith to attempt to implement an equitable adjustment in the provisions of this Agreement with a view toward effecting the purposes of this Agreement by replacing the provision that is held invalid, illegal or unenforceable with a valid provision the economic effect of which comes as close as possible to that of the provision that has been found to be invalid, illegal or unenforceable.

20. Counterparts. This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

21. Captions. The captions used in this Agreement are for ease of reference only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers or representatives as of the dates indicated below.

ATTEST By: /s/ Mark D. Foss Name: Mark D. Foss Title: Assistant Secretary Date: September 11, 2017	BASIN ELECTRIC POWER COOPERATIVE By: /s/ Paul M. Sukut Name: Paul M. Sukut Title: CEO & General Manager Date: September 11, 2017
ATTEST By: /s/ Kenneth V. Reif Name: Kenneth V. Reif Title: SVP/General Counsel Date: September 27, 2017	TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC. By: /s/ Michael S. McInnes Name: Micheal S. McInnes Title: Chief Executive Officer Date: September 27, 2017

WHOLESALE POWER CONTRACT FOR THE WESTERN INTERCONNECTION

EXHIBIT A

contract rate of delivery to stegall west

Point of Delivery: Stegall West 230kV bus

Month \HE	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24
JAN	73	71	72	71	74	75	84	92	91	88	86	85	82	81	79	80	86	94	97	95	94	90	85	75	2,000
FEB	73	72	72	72	74	81	85	91	90	89	88	86	83	82	81	81	85	89	97	96	94	91	85	74	2,011
MAR	69	67	68	68	72	76	83	82	82	81	80	77	75	75	74	74	75	79	84	84	84	80	74	69	1,832
APR	48	46	46	46	47	51	56	57	58	58	58	55	55	54	54	54	55	56	58	59	60	58	53	49	1,291
MAY	54	52	51	51	52	55	61	63	65	65	65	65	65	65	65	65	67	67	67	68	68	67	63	58	1,484
JUN	80	75	73	72	73	76	81	93	98	100	102	105	105	106	106	107	107	108	107	108	107	107	100	88	2,284
JUL	89	85	84	83	83	84	88	99	104	108	112	114	115	117	118	119	119	119	118	118	115	115	107	94	2,507
AUG	88	85	84	83	83	85	90	99	104	107	110	112	113	114	115	117	117	117	117	117	117	113	104	92	2,483
SEP	54	53	52	51	52	55	61	70	71	73	73	74	74	74	76	76	76	78	79	81	81	76	69	56	1,635
OCT	55	52	51	51	52	55	60	69	71	72	72	70	68	68	69	70	72	73	73	73	73	70	67	55	1,561
NOV	67	67	67	67	70	74	78	81	81	82	80	77	76	75	74	76	80	85	86	85	84	80	75	70	1,837
DEC	72	72	72	72	73	76	84	90	90	89	87	85	83	81	80	87	93	99	100	99	97	94	87	76	2,038

Amounts shown in MW, hours shown are Hour-Ending and in Mountain Standard Time

WHOLESALE POWER CONTRACT FOR THE WESTERN INTERCONNECTION

EXHIBIT B

contract rate of delivery to AULT/STORY

Point of Delivery: AULT 230KV and STORY 230KV BUSSES

Month \HE	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24
JAN	92	90	90	90	93	95	105	115	114	111	109	107	103	102	99	100	108	118	122	119	118	114	106	95	2,515
FEB	91	90	90	90	93	102	107	114	114	112	110	108	104	103	102	102	106	112	122	121	119	114	107	93	2,526
MAR	86	85	85	86	90	96	104	104	104	102	100	96	94	94	94	94	94	100	105	106	105	100	93	87	2,304
APR	60	58	57	57	59	64	70	72	72	72	72	70	69	68	67	67	69	71	72	73	75	73	66	61	1,614
MAY	67	65	64	64	65	70	76	80	81	82	82	82	82	82	82	82	85	85	85	85	85	84	80	72	1,867
JUN	100	95	92	92	92	96	102	118	123	126	130	131	132	133	133	135	136	136	136	136	136	134	126	110	2,880
JUL	111	107	106	104	104	106	110	123	130	135	140	143	145	146	148	149	149	149	148	148	145	144	135	117	3,142
AUG	110	107	106	104	105	107	111	124	129	135	137	140	142	143	145	146	146	146	146	146	146	140	130	115	3,106
SEP	68	66	64	64	65	69	76	88	90	91	92	93	93	93	95	95	96	98	98	102	102	95	85	70	2,048
OCT	68	65	64	64	65	69	76	86	89	90	90	88	85	85	86	88	90	92	92	92	91	88	84	69	1,956
NOV	84	83	83	83	87	93	98	102	102	102	100	97	95	93	93	96	99	106	108	106	104	100	94	87	2,295
DEC	90	90	89	89	91	96	105	113	113	111	108	106	103	102	100	108	117	123	125	124	122	118	109	95	2,547

Amounts shown in MW, hours shown are Hour-Ending and in Mountain Standard Time